Exhibit (d)(5)

EXCHANGE AGREEMENT

among

IMPAC MORTGAGE HOLDINGS, INC.

and

TABERNA PREFERRED FUNDING I, LTD.,

and

TABERNA PREFERRED FUNDING II, LTD.

Dated as of May 8, 2009

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT, dated as of May 8, 2009 (this “Agreement”), is entered into by and among IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation (the “Company”), TABERNA PREFERRED FUNDING I, LTD. (“Taberna I”), and TABERNA PREFERRED FUNDING II, LTD. (“Taberna II,” together with Taberna I, collectively, “Taberna”).

R E C I T A L :

A.            Reference is made to (i) that certain Junior Subordinated Indenture dated as of May 20, 2005 (the “May Indenture”) and (ii) that certain Amended and Restated Junior Subordinated Indenture dated as of September 16, 2005 (the “September Indenture,” together with the May Indenture, the “Existing Indentures”) by and between the Company and The Bank of New York Mellon Trust Company, National Association (“BNYM”) (as successor to JPMorgan Chase Bank, National Association) as trustee (the “Existing Indenture Trustee”).

B.            Reference is made to (i) that certain Amended and Restated Trust Agreement dated as of May 20, 2005 (the “May Trust Agreement”) and (ii) that certain Second Amended and Restated Trust Agreement dated as of September 16, 2005 (the “September Trust Agreement,” together with the May Trust Agreement, the “Trust Agreements”), each by and among the Company, as depositor, BNYM (as successor to JPMorgan Chase Bank, National Association, as property trustee)(the “Property Trustee”), BNY Mellon Trust of Delaware (as successor to Chase Bank USA, National Association, as Delaware trustee) (the “Delaware Trustee”), and the respective administrative trustees named therein.

C.            Impac Capital Trust #1 (“Trust #1”) is the holder of the Junior Subordinated Note due 2035 in the original principal amount of $25,780,000 issued by the Company pursuant to the September Indenture (the “Subordinated Note #1”).

D.            Impac Capital Trust #3 (“Trust #3”) is the holder of the Junior Subordinated Note due 2035 in the original principal amount of $27,070,000 issued by the Company pursuant to the May Indenture (the “Subordinated Note #2,” together with Subordinated Note #1, collectively, the “Existing Subordinated Notes”).

E.             Taberna I is the holder of Preferred Securities in the original aggregate principal amount of $26,250,000 issued by Trust #3 pursuant to the May Trust Agreement, copies of which are attached hereto as Exhibit A-1 (the “Trust #3 Preferred Securities”).

F.             Taberna II is the holder of Preferred Securities in the original aggregate principal amount of $25,000,000 issued by Trust #1 pursuant to the September Trust Agreement, copies of which are attached hereto as Exhibit A-2 (the “Trust #1 Preferred Securities,” together with Trust #3 Preferred Securities, collectively, the “Original Preferred Securities”)

Simultaneously herewith, the Company and BNYM, as trustee (the “New Indenture Trustee”) have entered into (i) that certain Junior Subordinated Indenture (“New Indenture I”) pursuant to which the Company proposes to issue a Junior Subordinated Note due 2034 in the original principal amount of Thirty Million Two Hundred Forty-Four Thousand Dollars

($30,244,000) and (ii) that certain Junior Subordinated Indenture (“New Indenture II,” together with New Indenture I, the “New Indentures”) pursuant to which the Company proposes to issue a Junior Subordinated Note due 2034 in the original principal amount of Thirty-One Million Seven Hundred Fifty-Six Thousand Dollars ($31,756,000). Pursuant to the New Indentures, the Company proposes to issue such Junior Subordinated Notes as follows (collectively, the “Securities”):

(i)            Junior Subordinated Note due 2034 in the original principal amount of $30,244,000 issued by the Company to Taberna II, a copy of which is attached hereto as Exhibit B-1 (“Note 1”), pursuant to New Indenture I; and

(ii)           Junior Subordinated Note due 2034 in the original principal amount of $31,756,000 issued by the Company to Taberna I, a copy of which is attached hereto as Exhibit B-2 (“Note 2”), pursuant to New New Indenture II.

G.            On the terms and subject to the conditions set forth in this Agreement, the Company and each Taberna entity have agreed to exchange the Original Preferred Securities for the applicable Securities.

NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

1.                                       Definitions.           This Agreement, the New Indentures and the Securities are collectively referred to herein as the “Operative Documents.”  All other capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed thereto in the New Indentures.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code or any entity whose assets include (for purposes of U.S. Department of Labor Regulations Section 2510.3-101 or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BNYM” has the meaning set forth in the Recitals.

“CDO Trustee” has the meaning set forth in Section 2(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

“Closing Date” has the meaning set forth in Section 2(b).

“Closing Room” has the meaning set forth in Section 2(b).

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Counsel” has the meaning set forth in Section 3(b).

“Commission” has the meaning set forth in Section 4(v).

“Delaware Trustee” has the meaning set forth in the Recitals.

“Environmental Law” has the meaning set forth in Section 4(kk).

“Environmental Laws” shall have the correlative meaning.

“Equity Interests” means with respect to any Person (a) if such a Person is a partnership, the partnership interests (general or limited) in a partnership, (b) if such Person is a limited liability company, the membership interests in a limited liability company and (c) if such Person is a corporation, the shares or stock interests (both common stock and preferred stock) in a corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

“Exchange” has the meaning set forth in Section 2(b).

“Exchange Act” has the meaning set forth in Section 4(j).

“Existing Indenture” has the meaning set forth in the Recitals.

“Existing Indenture Trustee” has the meaning set forth in the Recitals.

“Existing Subordinated Notes” has the meaning set forth in the Recitals.

“Financial Statements” has the meaning set forth in Section 4(w).

“GAAP” has the meaning set forth in Section 4(w).

“Governmental Entities” has the meaning set forth in Section 4(o).

“Governmental Licenses” has the meaning set forth in Section 4(r).

“Hazardous Materials” has the meaning set forth in Section 4(kk).

“Holders” has, collectively, the meanings set forth in the New Indentures.

“Impairment” means any claim, counterclaim, setoff, defense, action, demand, litigation (including administrative proceedings or derivative actions), encumbrance, right (including expungement, avoidance, reduction, contractual or equitable subordination, or otherwise) or defect.

“Indemnified Party” has the meaning set forth in Section 8(a).  “Indemnified Parties” shall have the correlative meaning.

“Investment Company Act” has the meaning set forth in Section 4(j).

“Lien” has the meaning set forth in Section 4(o).

“May Indenture” shall have the meaning set forth in the Recitals.

“May Trust Agreement” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), earnings, business, liabilities or assets of the Company and its Significant Subsidiaries taken as a whole.

“Material Adverse Change” has the meaning set forth in Section 3(e)(ii).

“New Indenture I” has the meaning set forth in the Recitals.

“New Indenture II” has the meaning set forth in the Recitals.

“New Indentures” shall mean, collectively, New Indenture I and New Indenture II.

“New Indenture Trustee” has the meaning set forth in the Recitals.

“Original Preferred Securities” has the meaning set forth in the Recitals.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, national banking association, unincorporated association, government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Properties” has the meaning set forth in Section 4(kk).

“Property Trustee” has the meaning set forth in the Recitals.

“Regulation D” has the meaning set forth in Section 4(h).

“Repayment Event” has the meaning set forth in Section 4(o).

“Rule 144A(d)(3)” has the meaning set forth in Section 4(j).

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§77a et seq., as amended, and the rules and regulations promulgated under it.

“September Indenture” shall have the meaning set forth in the Recitals.

“September Trust Agreement” shall have the meaning set forth in the Recitals.

“Significant Subsidiary” means any Person wherein at least ten percent (10%) of the Equity Interests is owned, directly or indirectly, by the Company, including any subsidiary listed on Schedule 1 attached hereto.  “Significant Subsidiaries” means, collectively, each and every Significant Subsidiary.

“Taberna” has the meaning set forth in the introductory paragraph hereof.

“Taberna I” has the meaning set forth in the Recitals.

“Taberna II” has the meaning set forth in the Recitals.

“Taberna Transferred Rights” means any and all of each Taberna entity’s right, title, and interest in, to and under the applicable Original Preferred Securities, together with the following:

(i)            the applicable Existing Indentures and Trust Agreements;

(ii)           all amounts payable to such Taberna entity under the applicable Original Preferred Securities, the applicable Existing Indentures and/or the applicable Trust Agreements;

(iii)          all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action, and any other right of Taberna, whether known or unknown, against the Company or any of its affiliates (including the Trust), agents, representatives, contractors, advisors, or any other entity that in any way is based upon, arises out of or is related to any of the foregoing, including all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the exchange of, purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Taberna against any attorney, accountant, financial advisor, or other entity arising under or in connection with the Original Preferred Securities, the Existing Indentures, the Trust Agreements or the transactions related thereto or contemplated thereby;

(iv)          all guarantees and all collateral and security of any kind for or in respect of the foregoing;

(v)           all cash, securities, or other property, and all setoffs and recoupments, to be received, applied, or effected by or for the account of Taberna under the Original Preferred Securities, other than fees, costs and expenses payable to Taberna hereunder and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing; and

(vi)          all proceeds of the foregoing.

“Trust #1” has the meaning set forth in the Recitals.

“Trust #3” has the meaning set forth in the Recitals.

“Trust #1 Preferred Securities” has the meaning set forth in the Recitals.

“Trust #3 Preferred Securities” has the meaning set forth in the Recitals.

“Trust Agreements” has the meaning set forth in the Recitals.

2.                                       Exchange of Original Preferred Securities for Securities.

(a)           The Company agrees to issue the Securities in accordance with the New Indentures and has requested that each Taberna entity accept the applicable Securities in exchange for the applicable Original Preferred Securities, and Taberna hereby accepts such Securities in exchange for the Original Preferred Securities upon the terms and conditions set forth herein.

(b)           The closing of the exchange contemplated herein shall occur at the offices of Nixon Peabody, LLP in New York, New York (the “Closing Room”), or such other place as the parties hereto and BNYM shall agree, at 11:00 a.m. New York time, on May 8, 2009 or such later date as the parties may agree (such date and time of delivery the “Closing Date”). The Company and Taberna hereby agree that the exchange (the “Exchange”) will occur in accordance with the following requirements:

(i)            Taberna Capital Management, LLC (as collateral manager for Taberna) shall have delivered an issuer order instructing the trustee (the “CDO Trustee”) under the Existing Indentures pursuant to which such CDO Trustee serves as trustee for the holder of the Original Preferred Securities to exchange the Original Preferred Securities for the Securities and to deliver the Original Preferred Securities to the Property Trustee for cancellation.

(ii)           The Original Preferred Securities and the Securities shall have been delivered to the Closing Room, copies of which Original Preferred Securities and Securities shall have previously been made available for inspection, if so requested.

(iii)          The Company shall have directed the New Indenture Trustee to authenticate the Securities and deliver the Securities to the CDO Trustee as follows: (i) Note 1 to Taberna II and (ii) Note 2 to Taberna I.

(iv)          New Indenture Trustee shall have authenticated the Securities in accordance with the terms of the New Indentures and delivered them as provided above.

(v)           Property Trustee, on behalf of the Trust, shall have obtained the Original Preferred Securities and shall promptly thereafter, as requested by the Company, cancel and reissue them in the name of the Company or cancel them entirely.

(vi)          Simultaneously with the occurrence of the events described in subsections (iv) and (v) hereof, (A) each Taberna entity irrevocably transfers, assigns, grants and conveys the related Taberna Transferred Rights to the Company and the Company assumes all rights and obligations of Taberna with respect to the Original Preferred Securities and the Taberna Transferred Rights and (B) the Holders shall be entitled to all of the rights, title and interest of the Holders of the Securities under the terms of the applicable Securities, the applicable New Indentures and any other related Operative Documents.

(vii)         the Company shall have paid to BNYM all of such party’s legal fees, costs and other expenses in connection with the Exchange, subject to Section 7 hereof, as well as all other accrued and unpaid fees, costs and expenses under the Existing Indentures, the Trust Agreements,  and the New Indentures if any.

(viii)        Intentionally Omitted.

3.                                       Conditions Precedent.  The obligations of the parties under this Agreement are subject to the following conditions precedent:

(a)           The representations and warranties contained herein shall be accurate as of the date of delivery of the Securities.

(b)           K&L Gates LLP, counsel for the Company (the “Company Counsel”), shall have delivered opinions with respect to each New Indenture and the related Operative Documents, dated the Closing Date, addressed to the Holders and its successors and assigns and to the New Indenture Trustee, in substantially the form set out in Annex A hereto and the Company shall have furnished to the Holders of the Securities a certificate signed by the Company’s Chief Executive Officer, President, an Executive Vice President, Chief Financial Officer, Treasurer or Assistant Treasurer, dated the Closing Date, addressed to the applicable Holders of the Securities, in substantially the form set out in Annex D hereto.  In rendering its opinions, the Company Counsel may rely as to factual matters upon certificates or other documents furnished by officers, directors and trustees of the Company and by government officials; provided, however, that copies of any such certificates or documents are delivered to the Holders) and by and upon such other documents as such counsel may, in its reasonable opinion, deem appropriate as a basis for the Company Counsel’s opinions.  The Company Counsel may specify the jurisdictions in which they are admitted to practice and that they are not admitted to practice in any other jurisdiction and is not an expert in the law of any other jurisdiction.

(c)           Each Taberna entity shall have been furnished the opinion of the Company Counsel, dated as of the Closing Date, addressed to the Holders of the applicable Securities and their respective successors and assigns (excluding the Company, its subsidiaries and/or its affiliates) and the New Indenture Trustee, in substantially the form set out in Annex B hereto.

(d)           The Holders of the Securities shall have received the opinions of Gardere Wynne Sewell LLP, special counsel for the New Indenture Trustee, dated as of the Closing Date, addressed to the applicable Holders of the Securities in substantially the form set out in Annex C hereto.

(e)           The Company shall have furnished to the Holders of the Securities a certificate of the Company, signed by the Chief Executive Officer, President or an Executive Vice President, and Chief Financial Officer, Treasurer or Assistant Treasurer of the Company, dated as of the Closing Date, as to (i) and (ii) below:

(i)            the representations and warranties in this Agreement and the New Indentures are true and correct on and as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and

(ii)           since the date of the Financial Statements, there has been no material adverse change in the condition (financial or other), earnings, business or assets of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions occurring in the ordinary course of business (a “Material Adverse Change”).

(f)            The Company shall pay on or prior to the Closing Date, to the applicable Taberna entities a fee as set forth on Schedule 3.

(g)           Prior to the Closing Date, the Company shall have furnished to the Holders of the Securities and their counsel such further information, certificates and documents as the Holders of the Securities or such counsel may reasonably request.

If any of the conditions specified in this Section 3 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions, certificates and documents mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Holders of the Securities or their counsel, this Agreement and any obligations of Taberna hereunder, whether as holders of the Original Preferred Securities or as prospective Holders of the Securities, may be canceled at, or at any time prior to, the Closing Date by Taberna.  Notice of such cancellation shall be given to the Company in writing or by telephone and confirmed in writing, or by e-mail or facsimile.

Each certificate signed by any officer of the Company and delivered to the Holders of the Securities or the Holders’ counsel in connection with the Operative Documents and the transactions contemplated hereby and thereby shall be deemed to be a representation and warranty of the Company and not by such officer in any individual capacity.

4.                                       Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with Taberna, as holders of the Original Preferred Securities and with the Holders of the Securities, as follows:

(a)           It (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Operative Documents.

(b)           It is an “accredited investor” as defined in Rule 501 under the Securities Act. Without characterizing the Original Preferred Securities or any of the Taberna Transferred Rights as a “security” within the meaning of applicable securities laws, it is not acquiring the Original Preferred Securities or the Taberna Transferred Rights with a view towards the sale or distribution thereof in violation of the Securities Act.

(c)           Intentionally omitted.

(d)           None of the Securities, the New Indentures, or the Exchange, is or may be (i) void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer or (ii) subject to any Impairment.

(e)           It (i) is a sophisticated entity with respect to the Exchange, (ii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the Exchange and (iii) has independently and without reliance upon Taberna, any Holder of the Securities, Taberna Capital Management, LLC, or Trustee, or any of their respective affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon Taberna’s express representations, warranties, covenants and agreements in this Agreement.  The Company acknowledges that none of Taberna, any Holder of the Securities, Taberna Capital Management, LLC, or Trustee, or any of their respective affiliates has given it any investment advice, credit information or opinion on whether the Exchange is prudent.

(f)            It has not engaged any broker, finder or other entity acting under the authority of it or any of its affiliates that is entitled to any broker’s commission or other fee in connection with the transaction for which Taberna, any Holder, Trustee or any of their affiliates could be responsible.

(g)           No interest in the Taberna Transferred Rights is being acquired by or on behalf of an entity that is, or at any time while the Taberna Transferred Rights are held thereby will be, one or more Benefit Plans.

(h)           Neither the Company nor any of its “Affiliates” (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act (as defined below)), nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act.

(i)            Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities.

(j)            The Securities (i) are not and have not been listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted on a U.S. automated inter-dealer quotation system and (ii) are not of an open-end investment company, unit investment trust or face-amount certificate company that are, or are required to be, registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities otherwise satisfy the eligibility requirements of Rule 144A(d)(3) promulgated pursuant to the Securities Act (“Rule 144A(d)(3)”).

(k)           Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Securities.

(l)            The Company is not, and immediately following consummation of the transactions contemplated hereby, will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act.

(m)          Each of this Agreement and the New Indentures and the consummation of the transactions contemplated herein and therein have been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Taberna and/or the Trustee, as applicable, will be a legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(n)           The Securities have been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered to the Trustee for authentication in accordance with the New Indentures and, when authenticated in the manner provided for in the New Indentures and delivered to the Holders, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the New Indentures, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(o)           Except as set forth in Schedule 2, neither the issuance of the Securities and exchange of the Securities for the Original Preferred Securities, nor the execution and delivery of and compliance with the Operative Documents by the Company, nor the consummation of the transactions contemplated herein or therein, (i) will conflict with or constitute a violation or breach of (x) the charter or bylaws or similar organizational documents of the Company or any subsidiary of the Company or (y) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Significant Subsidiaries or their respective properties or assets (collectively, the “Governmental Entities”), which would, singly or in the aggregate, have a Material Adverse Effect, (ii) will conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any pledge, security interest, claim, lien or other encumbrance of any kind (each, a “Lien”) upon any property or assets of the Company or any of the Company’s subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which (A) the Company or its subsidiaries is a party or by which it or any of them may be bound, or (B) to which any of the property or assets of any of them is subject, or any judgment, order or decree of any court, Governmental Entity or arbitrator, except, in the case of clause (i)(y) or this clause (ii), for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or Liens which (X) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents and (Y) would not, singly or in the aggregate, have a Material Adverse Effect or (iii) will require the consent, approval, authorization or order of any court or Governmental Entity.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries prior to its scheduled maturity.

(p)           The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and conduct the business it transacts and proposes to transact, and is duly qualified to transact business and is in good standing in each jurisdiction where the nature of its activities requires such qualification, except where the failure of the Company to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.

(q)           The Company has no subsidiaries that are material to its business, financial condition or earnings, other than those Significant Subsidiaries listed in Schedule 1 attached hereto.  Each Significant Subsidiary is a corporation, partnership or limited liability company duly or properly incorporated or organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized or formed, with all requisite corporate power and authority to own, lease and operate its properties and conduct the business it transacts.  Each Significant Subsidiary is duly qualified to transact business as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing in each jurisdiction where the nature of its activities requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a Material Adverse Effect.

(r)            The Company and each of the Company’s Significant Subsidiaries hold all necessary approvals, authorizations, orders, licenses, consents, registrations, qualifications, certificates and permits (collectively, the “Governmental Licenses”) of and from Governmental Entities necessary to conduct their respective businesses as now being conducted, and neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such Government License, except where the failure to be so licensed or approved or the receipt of an unfavorable decision, ruling or finding, would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure of such Governmental Licenses to be in full force and effect, would not, singly or in the aggregate, have a Material Adverse Effect; and the Company and its subsidiaries are in compliance with all applicable laws, rules, regulations, judgments, orders, decrees and consents, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect.

(s)           All of the issued and outstanding shares of capital stock of the Company and each of its subsidiaries are validly issued, fully paid and non-assessable; all of the issued and outstanding capital stock of each subsidiary of the Company is owned by the Company, directly or through subsidiaries, free and clear of any Lien, claim or equitable right; and none of the issued and outstanding capital stock of the Company or any subsidiary was issued in violation of any preemptive or similar rights arising by operation of law, under the charter or by-laws of such entity or under any agreement to which the Company or any of its subsidiaries is a party.

(t)            Except as set forth in Schedule 2, neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or similar organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company or any such subsidiary is a party or by which it or any of them may be bound or to which any of the property or assets of any of them is subject, except, in the case of clause (ii), where such violation or default would not, singly or in the aggregate, have a Material Adverse Effect.

(u)           Except as set forth in the Company’s 1934 Act Reports (hereinafter defined), there is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to the knowledge of the Company after reasonable inquiry, threatened against or affecting the Company or any of its subsidiaries, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents or have a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, are not expected to result in a Material Adverse Effect.

(v)           The accountants of the Company who certified the Financial Statements (defined below) are independent public accountants of the Company and its subsidiaries within the meaning of the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.

(w)          The audited consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2008 (the “Financial Statements”) provided to Taberna are the most recent available audited and unaudited consolidated financial statements of the Company and its consolidated subsidiaries, respectively, and fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the dates and for the periods therein specified.  Such consolidated financial statements and schedules have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise noted therein).

(x)                                   Neither the Company nor any of its subsidiaries has any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim or demand against the Company or any of its subsidiaries that could give rise to any such liability), except for (i) liabilities set forth in the Financial Statements and (ii) normal fluctuations in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of the Company and all of its subsidiaries since the date of the most recent balance sheet included in such Financial Statements.

(y)           Since the respective dates of the Financial Statements, there has not been (A) any Material Adverse Change or (B) any dividend or distribution of any kind declared, paid or made by the Company on any class of its Equity Interests.

(z)                                   The documents of the Company filed with the Commission in accordance with the Exchange Act, from and including the commencement of the fiscal year covered by the

Company’s most recent Annual Report on Form 10-K, at the time they were or hereafter are filed by the Company with the Commission (collectively, the “1934 Act Reports”), complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, on the date of this Agreement and on the Closing Date, do not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and other than such instruments, agreements, contracts and other documents as are filed as exhibits to the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, there are no instruments, agreements, contracts or documents of a character described in Item 601 of Regulation S-K promulgated by the Commission to which the Company or any of its subsidiaries is a party.  The Company is in compliance in all material respects with all currently applicable requirements of the Exchange Act that were added by the Sarbanes-Oxley Act of 2002.

(aa)         No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, except those which would not, singly or in the aggregate, have a Material Adverse Effect.

(bb)         No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the performance by the Company of its obligations under the Operative Documents, as applicable, or the consummation by the Company of the transactions contemplated by the Operative Documents.

(cc)         The Company and each of its subsidiaries has good and marketable title to all of its respective real and personal property, in each case free and clear of all Liens and defects, except for those securing debt in the ordinary course of its business and that would not, singly or in the aggregate, have a Material Adverse Effect; and all of the leases and subleases under which the Company or any of its subsidiaries holds properties are in full force and effect, except where the failure of such leases and subleases to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Significant Subsidiary under any such leases or subleases, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect.

(dd)         Intentionally Omitted.

(ee)         The Company and each of the Significant Subsidiaries have timely and duly filed, taking into account any extensions, all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects.  The Company and each of the Significant Subsidiaries have timely and duly paid in full all Taxes (as defined below) required to be paid by them (whether or not such amounts are shown as due on any Tax Return except for Taxes being contested in good faith).  There are no federal, state, or other Tax audits or deficiency assessments proposed or pending with respect to the Company or any of the

Significant Subsidiaries, and no such audits or assessments are threatened.  As used herein, the terms “Tax” or “Taxes” mean (i) all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Governmental Entity, and (ii) all liabilities in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by contract.  As used herein, the term “Tax Returns” means all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto filed or required to be filed with any Governmental Entity.

(ff)                                There are no rulemaking or similar proceedings before the United States Internal Revenue Service or comparable federal, state, local or foreign government bodies which involve or affect the Company or any subsidiary, which, if the subject of an action unfavorable to the Company or any subsidiary, could result in a Material Adverse Effect on the Company and the Significant Subsidiaries, taken as a whole.

(gg)         The books, records and accounts of the Company and its Significant Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its Significant Subsidiaries.  The Company and each of its Significant Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(hh)         The Company and the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts in all material respects as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions contemplated hereby including but not limited to, real or personal property owned or leased against theft, damage, destruction, act of vandalism and all other risks customarily insured against.  All policies of insurance and fidelity or surety bonds insuring the Company or any of its Significant Subsidiaries’ respective businesses, assets, employees, officers and directors are in full force and effect.  The Company and each of the Significant Subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Neither the Company nor any Significant Subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.  Within the past twelve months, neither the Company nor any Significant Subsidiary has been denied any insurance coverage it has sought or for which it has applied.

(ii)           Neither the Company and its Significant Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company and/or its Significant Subsidiaries including, without limitation, any director, officer, manager, agent or employee of the Company or its Significant Subsidiaries has, directly or indirectly, while acting on behalf of the Company and/or its Significant Subsidiaries (i) used any corporate, partnership or company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate, partnership or company funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

(jj)           The information provided by the Company pursuant to the Operative Documents does not, as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(kk)         Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) the Company and its subsidiaries have been and are in material compliance with applicable Environmental Laws (as defined below), (ii) none of the Company, any of its subsidiaries or, to the best of the Company’s knowledge, (a) any other owners of any of the real properties currently or previously owned, leased or operated by the Company or any of its Significant Subsidiaries (collectively, the “Properties”) at any time or any other party, has at any time released (as such term is defined in CERCLA (as defined below)) or otherwise disposed of Hazardous Materials (as defined below) on, to, in, under or from the Properties other than in compliance with all applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has used nor intends to use the Properties or any subsequently acquired properties, other than in compliance with applicable Environmental Laws, (iv) neither the Company nor any of its subsidiaries has received any written notice of, or have any knowledge of any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law with respect to the Properties, or their respective assets or arising out of the conduct of the Company or its subsidiaries, (v) none of the Properties are included or, to the Company’s knowledge, proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the United States Environmental Protection Agency or, to the Company’s knowledge, proposed for inclusion on any similar list or inventory issued pursuant to any other Environmental Law or issued by any other Governmental Entity, (vi) none of the Company, any of its subsidiaries or agents or, to the Company’s knowledge, any other person or entity for whose conduct any of them is or may be held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Material at any of the Properties, except in compliance with all applicable Environmental Laws, and has not transported or arranged for the transport of any Hazardous Material from the Properties to another property, except in compliance with all applicable Environmental Laws, (vii) no lien has been imposed on the Properties by any Governmental Entity in connection with the presence on or off such Property of any Hazardous Material, and (viii) none of the Company, any of its subsidiaries or, to the Company’s knowledge, any other person or entity for whose conduct any of them is or may be held responsible, has entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Properties or any facilities or improvements or any operations or activities thereon.

As used herein, “Hazardous Materials” shall include, without limitation, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances or related materials, asbestos, petroleum, petroleum products and any hazardous material as defined by any federal, state or local environmental law, statute, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101-5127, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901-6992k, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001-11050, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136-136y, the Clean Air Act, 42 U.S.C. §§ 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251-1387, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j-26, and the Occupational Safety and Health Act, 29 U.S.C. §§ 651-678, and any analogous state laws, as any of the above may be amended from time to time and in the regulations promulgated pursuant to each of the foregoing (including environmental statutes and laws not specifically defined herein) (individually, an “Environmental Law” and collectively, the “Environmental Laws”) or by any Governmental Entity.

5.                                       Representations and Warranties of Taberna.  Each Taberna entity, for itself, represents and warrants to, and agrees with, the Company as follows:

(a)           It is a company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized with all requisite power and authority to execute, deliver and perform under Operative Documents to which it is a party, to make the representations and warranties specified herein and therein and to consummate the transactions contemplated in the Operative Documents.

(b)           This Agreement and the consummation of the transactions contemplated herein has been duly authorized by it and, on the Closing Date, will have been duly executed and delivered by it and, assuming due authorization, execution and delivery by the Company and Trustee of the Operative Documents to which each is a party, will be a legal, valid and binding obligation of such Taberna entity, enforceable against such Taberna entity in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c)           No filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any Governmental Entity or any other Person, other than those that have been made or obtained, is necessary or required for the performance by such Taberna entity of its obligations under this Agreement or to consummate the transactions contemplated herein.

(d)           It is a “Qualified Holder” as such term is defined in Section 2(a)(51) of the Investment Company Act.

(e)           Taberna I is the legal and beneficial owner of the Trust #3 Preferred Securities and the related Taberna Transferred Rights and shall deliver the Trust #3 Preferred Securities free and clear of any Lien created by Taberna I.

(f)            Taberna II is the legal and beneficial owner of the Trust #1 Preferred Securities and the related Taberna Transferred Rights and shall deliver the Trust #1 Preferred Securities free and clear of any Lien created by Taberna II.

(g)           Intentionally Omitted.

(h)           Intentionally Omitted.

(i)            There is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to its knowledge, threatened against or affecting it, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Operative Documents.

(j)            The outstanding principal amount of its respective Original Preferred Securities is the face amount as set forth in such Original Preferred Securities.

(k)           It is aware that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to “U.S. persons” (as defined in Regulation S under the Securities Act) except in accordance with Rule 903 of Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(l)            It is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(m)          Neither it nor any of its Affiliates, nor any person acting on its or its Affiliate’s behalf has engaged, or will engage, any form of “general solicitation or general advertising” (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities.

(n)           It understands and acknowledges that (i) no public market exists for the Securities and that it is unlikely that a public market will ever exist for the Securities, (ii) such Holder is purchasing the Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Securities pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom or in a transaction not subject thereto, and it agrees to the legends and transfer restrictions applicable to the Securities contained in the New Indentures, and (iii) it has had the opportunity to ask questions of, and receive answers and request additional information from, the Company and is aware that it may be required to bear the economic risk of an investment in the Securities.

(o)           It has not engaged any broker, finder or other entity acting under its authority that is entitled to any broker’s commission or other fee in connection with this Agreement and the consummation of transactions contemplated in this Agreement and the New Indentures for which the Company could be responsible.

(p)           It (i) is a sophisticated entity with respect to the Exchange, (ii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the Exchange and (iii) has independently and without reliance upon the Company or any of their affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon the Company’s express representations, warranties, covenants and agreements in the Operative Documents and the other documents delivered by the Company in connection therewith.

Except as expressly stated in this Agreement, Taberna make no representations or warranties, express or implied, with respect to the Exchange, the Taberna Transferred Rights, the Original Preferred Securities, the Existing Indentures, or any other matter.

6.                                       Covenants and Agreements of the Company.  The Company agrees with Taberna and the Holders as follows:

(a)           The Company has taken all action reasonably necessary or appropriate to cause its representations and warranties contained in Section 4 hereof to be true as of the Closing Date and after giving effect to the Exchange.

(b)           The Company will arrange for the qualification of the Securities for sale under the laws of such jurisdictions as the Holders of the Securities may designate and will maintain such qualifications in effect so long as required for the sale of the Securities.  The Company will promptly advise the Holders of the Securities of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(c)           Intentionally Omitted.

(d)           Intentionally Omitted.

(e)           The Company will not, and will not permit any of its Affiliates or any person acting on its or their behalf to, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act.

(f)            The Company will not, and will not permit any of its Affiliates or any person acting on its or their behalf to, engage in (i) any form of “general solicitation or general advertising” (within the meaning of Regulation D), or (ii) any “directed selling efforts” within the meaning of Regulation S under the Securities Act, in connection with any offer or sale of the Securities.

(g)           So long as the Securities are outstanding, (i) the Securities shall not be listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system and (ii) the Company shall not be an open-end investment company, unit investment trust or face-amount certificate company that is, or is required to be, registered under Section 8 of the Investment Company Act, and, the Securities shall otherwise satisfy the eligibility requirements of Rule 144A(d)(3).

(h)           The Company shall furnish to (i) the Holders of the Securities, (ii) Taberna Capital Management, LLC and (iii) any beneficial owners of the Securities reasonably identified to the Company, a duly completed and executed certificate in the form attached hereto as Annex D, including the financial statements referenced in such Annex, which certificate and financial statements shall be so furnished by the Company not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company and not later than ninety (90) days after the end of each fiscal year of the Company.

(i)            The Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to the Holders of the Securities, upon the request of such Holder, any information required to be provided by Rule 144A(d)(4) under the Securities Act.  If the Company is required to register under the Exchange Act, such reports filed in compliance with Rule 12g3-2(b) shall be sufficient information as required above.  This covenant is intended to be for the benefit of the Holders of the Securities.

(j)            Except in transactions that qualify under Rule 506 of Regulation D of the Securities Act and/or Regulation S under the Securities Act, the Company will not, until one hundred eighty (180) days following the Closing Date, without the Holders’ or their assignees’ prior written consent in their sole discretion, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, (i) the Securities or other securities substantially similar to the Securities other than as expressly contemplated by the New Indentures, if at all, or (ii) any other securities convertible into, or exercisable or exchangeable for, the Securities or other securities substantially similar to the Securities, or (iii) any preferred securities, unless the Company provides the Holders or their assignees with an opinion of counsel (such counsel to have experience and sophistication in the matters addressed in such opinion) addressed to the Holders or their assignees stating that any such offer, sale or other disposition will not result in the Securities being integrated in a transaction that would require registration under the Securities Act.

(k)           Except for filings required to be made with the Securities and Exchange Commission or as otherwise required by applicable law, rules and regulations, the Company will not identify any of the Indemnified Parties (as defined below) in a press release or any other public statement without the prior written consent of such Indemnified Party.

(l)            The Holders of the Securities are granted the right under the New Indentures to request the substitution of new notes for all or a portion of the Securities (the “Replacement Securities”).  The Replacement Securities shall bear terms identical to the Securities with the sole exception of interest payment dates (and corresponding redemption date and maturity date), which will be specified by the Holders of the Securities.  In no event will the interest payment dates (and corresponding redemption date and maturity date) on the Replacement Securities vary by more than sixty (60) calendar days from the original interest payment dates (and corresponding redemption date and maturity date) under the Securities.  The Company agrees to cooperate with all reasonable requests of the Holders of the Securities, as applicable in connection with any of the foregoing, provided that no action requested of the Company in connection with such cooperation shall materially increase the obligations or materially decrease the rights of the Company pursuant to such documents.

7.             Payment of Expenses.  In addition to the obligations agreed to by the Company under Section 2(b)(vii) herein, the Company agrees to pay all costs and expenses incident to the performance of the obligations of the Company under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated, including all costs and expenses incident to (i) the authorization, issuance, sale and delivery of the Securities and any taxes payable in connection therewith; (ii) the fees and expenses of counsel, accountants and any other experts or advisors retained by the Company; and (iii) the fees and all reasonable expenses of the New Indenture Trustee and any other trustee or paying agent appointed under the Operative Documents, including the fees and disbursements of counsel for such trustees.  The Company also agrees to pay up to a maximum of $100,000 in fees of Taberna’s legal counsel, in connection with the Exchange; provided that any legal fees required to be paid by the Company are provided in writing to the Company and itemized with a description of the services rendered. The fees of the New Indenture Trustee shall not exceed the amounts set forth in that certain Fee Agreement dated as of the date hereof between the Company and The Bank of New York Mellon Trust Company, National Association, executed in connection with this Agreement and the New Indentures.

8.             Indemnification.  (a)  The Company agrees to indemnify and hold harmless the Holders, Taberna, Taberna Capital Management, LLC, Taberna Securities, LLC, and their respective affiliates (collectively, the “Indemnified Parties”) each person, if any, who controls any of the Indemnified Parties within the meaning of the Securities Act or the Exchange Act, and the Indemnified Parties’ respective directors, officers, employees and agents against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnified Parties may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in any information or documents provided by or on behalf of the Company, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained in any information provided by the Company, in light of the circumstances under which they were made, not misleading, or (iii) the breach or alleged breach of any representation, warranty, or agreement of the Company contained herein, or (iv) the execution and delivery by the Company of the Operative Documents and the consummation of the transactions contemplated herein and therein, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b)           Promptly after receipt by an Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, promptly notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve the indemnifying party from liability under paragraph (a) above unless and to the extent that such failure results in the forfeiture by the indemnifying party of material rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Party other than the indemnification obligation provided in paragraph (a) above.  The Indemnified Parties shall be entitled to appoint counsel to represent the Indemnified Parties in any action for which indemnification is sought.  An indemnifying party may participate at its own expense in the defense of any such action; provided, that counsel to the indemnifying party shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  An indemnifying party will not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

9.                                       Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Company and its officers set forth in or made pursuant to this Agreement will remain in full force and effect and will survive the Exchange, subject to applicable statute of limitations.  The provisions of Sections 7 and 8 shall survive the termination or cancellation of this Agreement.

10.           Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.

11.           Notices.  All communications hereunder will be in writing and effective only on receipt, and will be mailed, delivered by hand or courier or sent by facsimile and confirmed or by any other reasonable means of communication, including by electronic mail, to the relevant party at its address specified in Exhibit C.

12.           Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and the affiliates, directors, officers, employees, agents and controlling persons referred to in Section 8 hereof and their successors, assigns, heirs and legal representatives, any right or obligation hereunder.  None of the rights or obligations of the Company under this Agreement may be assigned, whether by operation of law or otherwise, without Taberna’s prior written consent.  The rights and obligations of the Holders under this Agreement may be assigned by the Holders without the Company’s consent; provided that the assignee assumes the obligations of any such Holder under this Agreement.

13.           Applicable Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

14.           Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

15.           Counterparts and Facsimile.  This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement may be executed by any one or more of the parties hereto by facsimile.

16.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties to this Agreement and supercedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Todd Taylor
Name: Todd Taylor
Title: CFO

(Signatures continue on the next page)

TABERNA, AS HOLDER OF THE ORIGINAL PREFERRED SECURITIES AND AS HOLDERS (AS DEFINED IN THE NEW INDENTURES):

TABERNA PREFERRED FUNDING I, LTD.

By:	/s/ Alasdair Foster
Name: Alasdair Foster
Title: Director

TABERNA PREFERRED FUNDING II, LTD.

By:	/s/ Alasdair Foster
Name: Alasdair Foster
Title: Director

EXHIBIT A-1

Copy of Trust #3 Preferred Securities

A-1

EXHIBIT A-2

Copy of Trust #1 Preferred Securities

A-2

EXHIBIT B-1

Copy of Note 1

B-1

EXHIBIT B-2

Copy of Note 2

B-2

EXHIBIT C

Notice Information

Taberna:

c/o Taberna Capital Management, LLC

450 Park Avenue, 11th Floor

New York, NY 10022

Attention:  Mr. Raphael Licht

Facsimile:  (212) 243-9039

e-mail:  rlicht@raitft.com

Impac Mortgage Holdings, Inc.:

19500 Jamboree Road

Irvine, CA 92612

Attention: Ronald M. Morrison

Facsimile: (949) 475-3069

e-mail: ron.morrison@impaccompanies.com

C-1

SCHEDULE 1

List of Significant Subsidiaries

Impac Funding Corporation

Impac Funding Corporation owns 100% of the common stock of Impac Secured Assets Corporation, a California corporation, and Impac Commercial Capital Corporation, a California corporation.

Impac Warehouse Lending Group, Inc.

IMH Assets Corp.

1

Schedule 2

The Company is seeking a consent and waiver with respect to the actions set forth below, which actions may be deemed defaults under the terms of the Amended and Restated Declaration of Trust of Impac Capital Trust #4 (“Trust #4”) dated October 18, 2005 and the Indenture dated as of October 18, 2005 between the Company and Wilmington Trust Company, a Delaware banking corporation, as trustee.

•                  On December 30, 2008 the Company purchased 8,000 capital securities of Trust #4.

•                  On January 27, 2009 Impac Capital Trust #2 (Trust #2) purchased 25,000 preferred securities (consisting of all of the outstanding preferred securities of Trust #2) issued pursuant to the Amended and Restated Trust Agreement of Impac Capital Trust #2 dated April 22, 2005 and exchanged such preferred securities and the common securities of Trust #2 for $25,774,000 in principal balance of debt securities issued pursuant to the Junior Subordinated Indenture dated as of April 22, 2005 between the Company and the trustee, which preferred securities, common securities and debt securities were all canceled.

•                  The Company made partial payments of interest for the period, which includes interest payment dates within such period, December 30, 2008 and January 30, 2009 on the outstanding debt securities issued pursuant to Indenture #1 and Indenture #3.

•                  The execution and consummation of this Exchange Agreement and Operative Documents, which includes the acquisition through exchange of the Original Preferred Securities.

1

Schedule 3

[Fees to Taberna Entities pursuant to Section 3(f)]

1

ANNEX B

Pursuant to Section 3(c) of the Agreement, K&L Gates LLP shall deliver an opinion to the effect that for U.S. federal income tax purposes, the Securities will constitute indebtedness of the Company.

In rendering such opinion, such counsel may (A) state that its opinion is limited to the federal laws of the United States and (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Company and public officials.

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ANNEX C

Pursuant to Section 3(d) of the Agreement, Gardere Wynne Sewell LLP, special counsel for the Trustee, shall deliver an opinion with respect to each New Indenture to the effect that:

(i)            The Bank of New York Mellon Trust Company, National Association (the “Bank”) is a national banking association with trust powers, duly and validly existing under the laws of the United States of America, with corporate power and authority to execute, deliver and perform its obligations under the New Indenture and to authenticate and deliver the Securities, and is duly eligible and qualified to act as Trustee under the New Indentures pursuant to Section 6.1 thereof.

(ii)           The New Indenture have been duly authorized, executed and delivered by the Bank and constitutes the valid and binding obligation of the Bank, enforceable against it in accordance with its terms except (A) as may be limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general equitable principles, regardless of whether considered in a proceeding in equity or at law and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)          Neither the execution or delivery by the Bank of the New Indenture, the authentication and delivery of the Securities pursuant to the terms of the New Indenture, nor the performance by the Bank of its obligations under the New Indenture (A) requires the consent or approval of, the giving of notice to or the registration or filing with, any governmental authority or agency under any existing law of the United States of America governing the banking or trust powers of the Bank or (B) violates or conflicts with the Articles of Association or By-laws of the Bank or any law or regulation of the State of New York or the United States of America governing the banking or trust powers of the Bank.

(iv)          The Securities have been authenticated and delivered by a duly authorized officer of the Bank.

In rendering such opinion, such counsel may (A) state that its opinion is limited to the laws of the State of New York and the laws of the United States of America, (B) rely as to matters of fact, to the extent deemed proper, on certificates of responsible officers of the Bank, the Company and public officials, and (C) make customary assumptions and exceptions as to enforceability and other matters.

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ANNEX D

Officer’s Financial Certificate

The undersigned, the Chief Financial Officer, hereby certifies, pursuant to Section 6(h) of the Exchange Agreement, dated as of May 8, 2009, among the Impac Mortgage Holdings, Inc. (the “Company”) and Taberna Preferred Funding I, Ltd. and Taberna Preferred Funding II, Ltd., that, as of [date], [20    ], the Company, if applicable, and its subsidiaries had the following ratios and balances:

As of [Quarterly/Annual Financial Date], 20

Senior secured indebtedness for borrowed money (“Debt”)	$
Senior unsecured Debt	$
Subordinated Debt	$
Total Debt	$
Ratio of (x) senior secured and unsecured Debt to (y) total Debt		%

[FOR FISCAL YEAR END: Attached hereto are the audited consolidated financial statements (including the balance sheet, income statement and statement of cash flows, and notes thereto, together with the report of the independent accountants thereon) of the Company and its consolidated subsidiaries for the three years ended [date], 20     and all required Financial Statements (as defined in the Agreement) for the year ended [date], 20    ]

[FOR FISCAL QUARTER END: Attached hereto are the unaudited consolidated and consolidating financial statements (including the balance sheet and income statement) of the Company and its consolidated subsidiaries and all required Financial Statements (as defined in the Agreement) for the year ended [date], 20    ] for the fiscal quarter ended [date], 20    .]

The financial statements fairly present in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”), the financial position of the Company and its consolidated subsidiaries, and the results of operations and changes in financial condition as of the date, and for the [       quarter interim] [annual] period ended [date], 20    , and such financial statements have been prepared in accordance with GAAP consistently applied throughout the period involved (expect as otherwise noted therein).

I, the undersigned, the Chief Financial Officer, hereby certifies that I have reviewed the terms of the New Indenture and I have made, or have caused to be made by persons under my supervision, a detailed review of (i) the covenants of the Company set forth therein, and (ii) the transactions and conditions of the Company and its subsidiaries during the accounting period ended as of [              ] (the “Accounting Period”), which Accounting Period is covered by the financial statements attached hereto.  The examinations described in the preceding sentence did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default (each as defined in the New Indenture) during or at the end of the Accounting Period or as of the date of this certificate[, except as set forth below:].

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[Insert any exceptions by listing, in detail, the nature of the condition or event causing such noncompliance, the period during which such condition or event has existed and the action(s) the Company has taken, is taking, or proposes to take with respect to each such condition or event.]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Financial Certificate as of this            day of                           , 20    .

IMPAC MORTGAGE HOLDINGS, INC.

[company address]

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